Exhibit 10.1

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BARCLAYS BANK PLC 745 Seventh Avenue 5th Floor New York, New York 10019

August 24, 2013

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Chief Financial Officer

Project Nike

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMorgan”) and Barclays Bank PLC (“Barclays”, together with Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMCB and JPMorgan, the “Commitment Parties”, “we” or “us”) that you ( the “Borrower”), intend to acquire (the “Acquisition”) a company previously identified to us and referred to as “Nike” (the “Acquired Business”). The Acquisition will be effected by the purchase by a subsidiary of the Borrower of all of the outstanding equity of the Acquired Business, and the merger of the Acquired Business into such subsidiary after which the Acquired Business will be a wholly-owned subsidiary of the Borrower. The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition and the costs and expenses related to the Transaction from the following sources (and that no financing other than the financing described herein and drawings under the Credit Agreement among the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent, dated as of December 2, 2011 (as amended from time to time, the “Existing Credit Agreement”) will be required in connection with the Transaction): (a) at least $1.5 billion of cash on hand of the Borrower, (b) at least $500.0 million of cash on hand of the Acquired Business (subject to confirmatory diligence), (c) up to $4.0 billion in proceeds from a structured term financing arrangement involving the preferred stock owned by the Borrower in ATL Holdings Limited (the “Term Financing”), (d) up to $500 million in senior unsecured loans (the “Bridge A Facility”), and (e) an up to $5.0 billion senior unsecured term loan facility of the Borrower (the “Term Loan Facility”) (which may, at the Borrower’s election be replaced in whole or part by gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Notes”) or, to the extent that the Term Loan Facility is not syndicated or the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, up to $5.0 billion in senior unsecured loans (the “Bridge B Facility”, together with the Bridge A Facility, the “Bridge Facilities”; the Bridge Facilities together with the Term Loan

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Facility, the “Facilities”) made available to the Borrower as interim financing to the Term Loan Facility or other permanent financing. The Acquisition, the entering into and funding of the Term Loan Facility and/or the issuance and sale of the Notes or the entering into and funding of the Bridge Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.” The date that this Commitment Letter is accepted by the Borrower is referred to herein as the “Commitment Date.”

1. Commitments. In connection with the foregoing, (a)(i) Bank of America is pleased to advise you of its commitment to provide $550.0 million of the Term Loan Facility, (ii) JPMCB is pleased to advise you of its commitment to provide $550.0 million of the Term Loan Facility, (iii) Barclays is pleased to advise you of its commitment to provide $550.0 million of the Term Loan Facility (together with Bank of America and JPMCB, the “Initial Term Lenders”) and (iv) Bank of America is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Term Administrative Agent”) for the Term Loan Facility, all upon and subject to the terms and conditions set forth in this letter and in Annexes II and III hereto (collectively, the “Term Financing Summary of Terms”), (b) Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates designated to act in such capacity, “MLPFS”), JPMorgan and Barclays are pleased to advise you of their willingness, and you hereby engage MLPFS, JPMorgan and Barclays, to act as the joint lead arrangers and joint bookrunning managers (in such capacity, the “Term Lead Arrangers”) for the Term Loan Facility, and in connection therewith to form a syndicate of lenders for the Term Loan Facility (collectively, the “Term Lenders”) in consultation with you, including Bank of America, (c)(i) Bank of America is pleased to advise you of its commitment to provide 60% of each of the Bridge Facilities, (ii) JPMCB is pleased to advise you of its commitment to provide 25% of each of the Bridge Facilities, (iii) Barclays is pleased to advise you of its commitment to provide 15% of each of the Bridge Facilities (together with Bank of America and JPMCB, the “Initial Bridge Lenders” and, together with the Initial Term Lenders, the “Initial Lenders”) and (iv) Bank of America is pleased to inform you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Term Administrative Agent, each, an “Administrative Agent” and together, the “Administrative Agents”) for the Bridge Facilities, all upon and subject to the terms and conditions set forth in this letter and in Annexes I and III hereto (collectively, the “Bridge Summary of Terms” and, together with the Term Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”) and (d) MLPFS, JPMorgan and Barclays are also pleased to advise you of their willingness, and you hereby engage MLPFS, JPMorgan and Barclays, to act as the joint lead arrangers and joint bookrunning managers (in such capacity, the “Bridge Lead Arrangers”; MLPFS, JPMorgan and Barclays acting in their capacity as Term Lead Arrangers and as Bridge Lead Arrangers are sometimes referred to herein as the “Lead Arrangers”) for the Bridge Facilities, and in connection therewith to form a syndicate of lenders for the Bridge Facilities (collectively, the “Bridge Lenders” and, together with the Term Lenders, the “Lenders”) in consultation with you, including Bank of America. You shall have the right, at any time until 15 days after the date of this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to appoint up to three additional Lenders reasonably acceptable to the Lead Arrangers as lead arrangers in respect of the Term Loan Facility (the “Additional Initial Term Lenders”). The Initial Term Lenders’ commitments (and any commitment held by any and all lenders to which the Initial Term Lenders assign a portion of their commitments in accordance with the terms hereof prior to the execution of such documentation) with respect to the Term Loan Facility shall not be reduced in connection with the establishment of commitments by the Additional Initial Term Lenders upon the execution by such Additional Initial Term Lenders of such documentation, except as set forth in Section 2(b) below. It is understood and agreed that Bank of America and MLPFS will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

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2. Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined), and the several commitments of the Commitment Parties hereunder shall be reduced (a) in respect of the Bridge B Facility, the aggregate commitments of the Lead Arrangers shall be reduced on a dollar for dollar basis when corresponding commitments are received from Bridge Lenders, such reduction to be allocated as follows: 92.8571% of each dollar to Bank of America and 7.1429% of each dollar to JPMorgan until a Successful Syndication (as defined in the Fee Letter) is achieved and on a pro-rata basis to all Initial Lenders thereafter, and (b) in respect of the Term Loan Facility, as determined by the Lead Arrangers after full subscription of $5.0 billion of commitments in respect of the Term Loan Facility, upon allocation of the commitments thereunder, in each case pursuant to an amendment or amendment and restatement of, or customary joinder to, this Commitment Letter (any such amendment, amendment and restatement or joinder, a “Joinder”) or pursuant to the Credit Documentation, whichever is earlier. The parties agree to cooperate in good faith to execute and deliver Joinders promptly upon prospective lenders’ being identified, and, except in the case of prospective lenders specifically identified in Schedule A to the Fee Letter, as to which such acceptance is hereby acknowledged and granted, accepted by the Borrower, such acceptance not to be unreasonably withheld or delayed. With respect to any syndication, assignment or participation other than through a Joinder or pursuant to the Credit Documentation, the Initial Lenders and the Additional Initial Term Lenders shall not be relieved, released or novated from their respective obligations hereunder until the funding on the Closing Date has occurred (but without limiting the Borrower’s acceptance of and obligation to execute and deliver Joinders as set forth in the preceding sentence). Until the earlier of (x) the date that a Successful Syndication is achieved and (y) in the event that no portion of the Bridge B Facility is funded on the Closing Date, the Closing Date, or, if otherwise, the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to assist, but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement, the Lead Arrangers in achieving a syndication of each such Facility that is satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors (consistent with the terms of the Acquisition Agreement) to provide, the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined)), (b) your using commercially reasonable efforts to assist the Lead Arrangers in the preparation, within 30 days of the date hereof, of an information memorandum with respect to the applicable Facilities in form and substance customary for transactions of this type (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business, (d) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business (consistent with the terms of the Acquisition Agreement), reasonably available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders at times and locations mutually agreed upon and (e) using your commercially reasonable efforts to ensure that prior to the Closing Date there will be no competing issues of debt securities or bank credit financing (other than the Term Loan Facility, the Bridge Facilities, the Notes, the Term Financing and additional loans and commitments under the Existing Credit Agreement as may be amended prior to the Closing Date) by or on behalf of you, the Acquired Business or any of your or its subsidiaries being offered, placed or arranged that could reasonably be expected to materially impair the syndication of the Facilities (it being understood that any

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commercial paper issuances and any indebtedness permitted under the Acquisition Agreement as in effect on the date hereof shall not be subject to this clause (e)). Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters or any other letter agreement or other undertaking concerning the financing of the Transaction contemplated hereby, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that in no event shall the successful completion of syndication of the Facilities or the receipt of any ratings constitute a condition to the availability or initial funding of the Facilities on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders and, with your consent (not to be unreasonably withheld), any titles or roles offered to prospective Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summaries of Terms, and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the reasonable discretion of the Lead Arrangers in consultation with you.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all written information, other than Projections (as defined below) and information of a general economic or general industry nature, that has been or is hereafter made available to the Lead Arrangers, the Initial Lenders or any of the Additional Initial Term Lenders by or on behalf of you or any of your representatives, taken as a whole, or by or on behalf of the Acquired Business or any of its representatives, taken as a whole, in connection with any aspect of the Transaction (the “Information”) is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (in each case after giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers, the Initial Lenders or any of the Additional Initial Term Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are delivered to the Lead Arrangers; it being understood and agreed that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties will be correct at such time. Solely as they relate to matters with respect to the Acquired Business and its subsidiaries, the foregoing representations, warranties and covenants are made to your actual knowledge. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials (as hereinafter defined) to the proposed syndicate of Lenders by posting the Information, the Projections, the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on SyndTrak or another similar electronic system. In connection with the syndication of the Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials

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suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom that are customary for credit facilities of this size and type. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”) and the separate fee letter addressed to you dated the date hereof from Bank of America (the “Administrative Fee Letter” and together with the Fee Letter, the “Fee Letters”). You also agree to reimburse the Commitment Parties for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arrangers, the Term Administrative Agent, the Bridge Administrative Agent and the Initial Lenders (and one additional counsel to each group of affected Indemnified Parties (as hereinafter defined) that are similarly situated, taken as a whole, for any conflict of interest and, if reasonably necessary, one local counsel in each relevant jurisdiction)) incurred in connection with the Facilities (not to include, for the avoidance of doubt, the reasonable and documented fees, charges and other disbursements of counsel for the administrative agent under the Existing Credit Agreement, that are required to be reimbursed pursuant thereto), the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby (collectively, the “Expenses”); provided, that you shall not be obligated to reimburse us for Expenses (other than fees, charges and other disbursement of counsel) in excess of $50,000 (to be reviewed if a physical bank meeting is required); and provided further, that in the event the Closing Date does not occur, you shall not be required to reimburse any fees, disbursements and other charges of Shearman & Sterling LLP unless we promptly notify you when such fees, disbursements and other charges exceed $150,000 in the aggregate and provide you weekly invoiced updates thereafter. You acknowledge that we may receive a benefit from any of such counsel in connection with unrelated matters, including without limitation, a discount, credit or other accommodation, based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates, successors and assigns, and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against, and hold each Indemnified Party harmless from, any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one legal counsel for the Administrative Agents, the Lead Arrangers and the Initial Lenders (and one additional counsel to each group of affected Indemnified Parties that are similarly situated, taken as a whole, for any conflict of interest and, if reasonably necessary, one local counsel in each relevant jurisdiction)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby, (b) the Facilities and any other financings in connection with the Transaction, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party) or (c) this Commitment Letter or the Fee Letters; provided that the foregoing indemnity will not, as to any Indemnified Party, apply to (i)(A) losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise

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from the gross negligence, willful misconduct or bad faith of the applicable Indemnified Party or any Related Indemnified Party (as defined below), or (B) result from a claim brought by the Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Commitment Letter, the Fee Letters or other Credit Documentation if the Borrower has obtained a final and non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction, (ii) any settlement entered into by such Indemnified Party without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) any disputes solely among the Indemnified Parties and not arising out of or in connection with any act or omission of any Company (other than a dispute involving a claim against any Commitment Party solely in its capacity as an arranger, agent or similar role in connection with the Facilities). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Seller, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (ii) a material breach of such Indemnified Party’s obligations under this Commitment Letter, the Fee Letters or other Credit Documentation, as found in a proceeding to which you are a party. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates, or any of their respective officers, directors, employees, advisors, affiliates, agents or controlling persons as determined by a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provisions of this Commitment Letter to the contrary, neither you nor any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages arising out of, in connection with, or as a direct result of the Transaction or the other transactions contemplated by this Commitment Letter; provided however, that this sentence shall not relieve the Borrower of its indemnification obligations under this clause (b) to the extent any Indemnified Party is found liable for any such damages. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

(c) For purposes hereof, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Party, controlling person or such controlled affiliate, provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter.

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5. Conditions to Financing. The commitments of the Initial Term Lenders in respect of the Term Loan Facility, the commitments of the Initial Bridge Lenders in respect of the Bridge Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth in Annex III hereto and each of the following conditions precedent: (a)(i) solely with respect to the Term Loan Facility, the negotiation, execution and delivery of definitive documentation with respect to the Term Loan Facility consistent with this Commitment Letter, including the Documentation Principles (as defined in the Term Financing Summary of Terms) and the Fee Letters and (ii) solely with respect to the Bridge Facilities, the negotiation, execution and delivery of the definitive documentation with respect to the Bridge Facilities consistent with this Commitment Letter, including the Documentation Principles and the Fee Letters (the definitive documentation referred to in clauses (i) and (ii) as applicable, collectively, the “Credit Documentation”) and (b) solely with respect to the Term Loan Facility, the other conditions set forth in the Term Financing Summary of Terms under the heading “Conditions Precedent” and, solely with respect to the Bridge Facilities, the other conditions set forth in the Bridge Summary of Terms under the heading “Conditions Precedent”. Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be only (i) such representations and warranties made by or with respect to the Acquired Business and its subsidiaries in the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (the “Acquisition Agreement”) as are material to the interests of the Lenders, but only to the extent that you have or any of your affiliates has the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of (i) the Term Loan Facility on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent” in the Term Financing Summary of Terms are satisfied and (ii) the Bridge Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent” in the Bridge Summary of Terms are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower (x) in the case of the Term Loan Facility, contemplated by the Term Financing Summary of Terms, relating to the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Term Lenders from funding the Term Loan Facility, (y) in the case of the Bridge Facilities, contemplated by the Bridge Summary of Terms, relating to the absence of a court order (by a court of competent jurisdiction) in effect on the Closing Date enjoining the Bridge Lenders from funding the Bridge Facilities, and (z) in each case, relating to corporate status, corporate power and authority to enter into the applicable Credit Documentation, due authorization, execution, delivery and enforceability of the applicable Credit Documentation, no conflicts in any material respect with laws or charter documents, solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transaction (in substantially the form attached hereto as Exhibit A), Federal Reserve margin regulations, OFAC, and the Investment Company Act. There shall be no conditions to closing and funding not expressly set forth in this Section 5 or Annex III hereto and (i) solely with respect to the Term Loan Facility, the other conditions referenced in the Term Financing Summary of Terms under the heading “Conditions Precedent” and (ii) solely with respect to the Bridge Facilities, the other conditions referenced in the Bridge Summary of Terms under the heading “Conditions Precedent”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letters and the contents hereof and thereof are confidential and, may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your affiliates, and your or your affiliates’ officers, directors, employees, agents, attorneys, accountants and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or

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administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), and (iii) this Commitment Letter and the Fee Letters (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the affiliates, board of directors, officers, directors, employees, agents, attorneys, accountants and other advisors of the Acquired Business in connection with the Transaction. Notwithstanding the foregoing, (i) following your acceptance hereof, you may disclose the Commitment Letter, including the existence and contents of this Commitment Letter (but not the contents of the Fee Letters, other than the existence thereof) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities or in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement, (ii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letters) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (iii) you may disclose the Summaries of Terms to any rating agency in connection with the Transaction to the extent necessary to satisfy your obligations or the conditions hereunder and (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Term Loan Facility, the Bridge Facilities and/or the Notes or in any public filing relating to the Transaction.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (including without limitation in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, officers, directors, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and instructed to keep such confidential information confidential, (v) for purposes of establishing any defense available under state and federal securities laws including without limitation a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties or (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the date that is 18 months after the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. None of the Commitment Parties or the Lead Arrangers will use confidential information obtained from you by virtue of the

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transactions contemplated by this letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arrangers of services for other companies. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of this Section 7 and Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Term Loan Facility and funding of the Bridge Facilities (or, upon the closing of the Acquisition without the use of any proceeds under the Bridge Facilities) and the provisions of Sections 4 and 6 (other than with respect to the confidentiality of the Fee Letters and the contents thereof) shall, except with respect to events or circumstances occurring prior to the execution of the Credit Documentation, be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.

9

8. Miscellaneous. This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letters.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (i) the interpretation of the definition of Material Adverse Effect (as defined in Annex III hereto) and whether or not a Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware, without regard to any other principles of conflicts of law. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may

10

assign its commitment hereunder, in whole or in part, to any of its affiliates (provided that no such assignment to an affiliate shall reduce the amount of such Commitment Party’s commitment hereunder) or, subject to the provisions of Section 2 of this Commitment Letter, to any Lender. No Lead Arranger shall assign its rights under this Commitment Letter or the Fee Letters as a Lead Arranger in its capacity as such (other than to one of its affiliates) without the prior written consent of each of the parties hereto (and any purported assignment without such consent will be null and void).

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and each of the Fee Letters, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Facilities by wire transfer of immediately available funds to the respective accounts specified by us, not later than 11:59 p.m. (New York City time) on August 26, 2013, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder (i) with respect to the Bridge Facilities, will expire on the earliest of (a) February 24, 2014, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Bridge Facilities, (c) the funding in full of the Term Loan Facility, (d) the execution of the definitive documentation for the Term Loan Facility and (e) the termination of the Acquisition Agreement in accordance with its terms and (ii) with respect to the Term Loan Facility, will expire on the earliest of (a) February 24, 2014, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Term Loan Facility, and (c) the termination of the Acquisition Agreement in accordance with its terms.

[The remainder of this page intentionally left blank.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Zubin R. Shroff
	Name:	Zubin R. Shroff
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter C. Hall
	Name:	Peter C. Hall
	Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Thomas Delaney
	Name:	Thomas Delaney
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

BARCLAYS BANK PLC

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

AMGEN INC.

By:	/s/ Jonathan M. Peacock
	Name:	Jonathan M. Peacock
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Amgen Inc. (the “Borrower”).

Guarantors:	None.

Administrative Agent:	Bank of America, N.A. or an affiliate thereof (“Bank of America”) will act as sole and exclusive administrative agent for the Bridge Lenders (the “Administrative Agent”).

Syndication Agents:	JPMorgan Chase Bank, N.A. and Barclays Bank PLC will act as syndication agents for the Bridge Lenders.

Lead Arrangers and Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC (“JPMorgan”) and Barclays Bank PLC (“Barclays”) will act as joint Lead Arrangers and joint Bookrunning Managers for the Bridge Loans (in such capacity, the “Bridge Lead Arrangers”).

Bridge Lenders:	Bank of America or affiliates thereof, JPMorgan Chase Bank, N.A. (“JPMCB”) and Barclays (the “Initial Bridge Lenders”) and, subject to Section 2 of the Commitment Letter, other financial institutions selected by the Bridge Lead Arrangers in consultation with the Borrower (the “Bridge Lenders”).

Bridge Loans:	Bridge A Facility: An aggregate principal amount of up to $500 million of senior unsecured bridge loans (the “Bridge A Loans”). The Bridge A Loans will be available to the Borrower only after the Bridge B Facility has been fully drawn, has been reduced to $0 pursuant to the terms thereof, or has been terminated.

Bridge B Facility: An aggregate principal amount of up to $5.0 billion of senior unsecured bridge loans (the “Bridge B Loans”, together with the Bridge A Loans, the “Bridge Loans”), less (i) all reductions pursuant to the Mandatory Prepayments and Commitment Reduction section below, (ii) without duplication of clause (i) above, the aggregate gross proceeds of Notes, the Term Loan Facility or any other debt or equity securities of the Companies (other than the Term Financing and borrowings under the Existing Credit Agreement) (collectively, “Permanent Securities”) issued on or prior to the Closing Date, to the extent that the gross proceeds thereof are made available to the Borrower on or prior to the Closing Date and (iii) upon the execution of definitive documentation for the Term Loan Facility, the amount of the Term Loan Facility. At the election of the Borrower, all or a portion of the Bridge B Loans will be available to the Borrower on the Closing Date,

Annex I-1

with the remainder, if any, of the Bridge B Loans being available in one additional borrowing on or prior to the 90th day following the Closing Date (such additional borrowing, the “Secondary Bridge Borrowing”).

Ranking:	The Bridge Loans will be senior unsecured obligations of the Borrower and rank pari passu in right of payment with or senior to all other unsecured obligations of the Borrower.

Purpose:	The proceeds of the Bridge Loans, together with other funds available to the Borrower, shall be used (i) to finance in part the Transaction and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin.

“Applicable Margin” shall initially be 112.5 basis points as of the Closing Date, and will increase by an additional 25 basis points at the end of each 90 day period thereafter for as long as the Bridge Loans are outstanding.

During the continuance of a payment default, interest will accrue on the principal of the Bridge Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Bridge Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Duration Fees:	The Borrower shall pay to the Administrative Agent for the ratable benefit of the Bridge Lenders a duration fee on the dates and in the amounts indicated, calculated on the aggregate principal amount of, or outstanding commitments under, the Bridge Facilities outstanding on such dates:

Date	(bps)
90 days after the Closing Date	50.0
180 days after the Closing Date	75.0
270 days after the Closing Date	100.0

Cost and Yield Protection:	Same as the Term Loan Facility.

Maturity:	364 days after the Closing Date.

Amortization:	None.

Optional Prepayments and Commitment Reductions:	The Bridge Loans may be prepaid, or the commitments in respect thereof may be reduced, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date (if applicable); provided that the Bridge A Loans shall be paid in full before any optional prepayment of the Bridge B Loans.

Annex I-2

Mandatory Prepayments and Commitment Reductions:	The Borrower shall prepay the Bridge Loans, and prior to the Closing Date, the commitments in respect thereof shall be automatically reduced, without premium or penalty together with accrued interest to the prepayment or purchase date (provided that prepayments shall be applied first to the Bridge B Loans, then to the Bridge A Loans), with (a) all net after-tax cash proceeds from non-ordinary course sales of property and assets of the Borrower or any of its subsidiaries after the Commitment Date (including sales or issuances of equity interests, in each case to third parties, by subsidiaries of the Borrower (but excluding sales of inventory, the sales of the Term Financing or factoring of accounts receivable in the ordinary course of business and net cash after-tax proceeds from other sales of property or assets of the Borrower in an amount not to exceed $150.0 million, and, after the execution and delivery of the Credit Documentation, other exceptions to be agreed in the Credit Documentation)), (b) all (1) net cash proceeds from the issuance or incurrence after the Commitment Date of additional debt of the Borrower (including, when funded, the Term Loan Facility) or any of its subsidiaries other than drawings under the Existing Credit Agreement, the Term Financing and, after the execution and delivery of the Credit Documentation, certain debt permitted under the Credit Documentation and (2) aggregate commitments, whether funded or unfunded, obtained in respect of any credit facility pursuant to a credit agreement (including, without limitation, the Term Loan Facility), and (c) all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Borrower, after the Commitment Date, subject to exceptions to be agreed. On the tenth Business Day following the date on which the Borrower acquires 100% ownership of the Acquired Business, the Borrower shall prepay the Bridge A Loans in an amount equal to the unrestricted and immediately available cash that is held in the U.S. as of such date by the Acquired Business, up to the outstanding amount of the Bridge A Loans.

Conditions Precedent:	The borrowing under the Bridge Facilities on the Closing Date will be subject only to the applicable conditions precedent expressly set forth in Section 5 of the Commitment Letter and Annex III to the Commitment Letter. The Secondary Bridge Borrowing will be subject solely to the condition precedent that no payment or bankruptcy event of default shall have occurred and be continuing as of the date of such borrowing.

Credit Documentation:	Same as the Term Loan Facility.

Representations and Warranties:	Same as the Term Loan Facility.

Annex I-3

Affirmative and Negative Covenants:	Same as the Term Loan Facility plus a covenant for the Borrower to pay all fees due and payable under the Fee Letter and a covenant to use its commercially reasonable efforts to refinance the Bridge B Facility.

Events of Default:	Same as the Term Loan Facility.

Assignments and Participations:	Prior to the Closing Date, assignments of commitments in respect of the Bridge Facilities shall be governed by the Commitment Letter. After funding under the Bridge Facilities on the Closing Date, but prior to the date that a Successful Syndication of the Bridge Facilities has been achieved, the Initial Bridge Lenders will be permitted to make assignments to other entities selected in consultation with the Borrower. Assignments after a Successful Syndication of the Bridge Facilities has been achieved or prior thereto by Lenders other than the Initial Bridge Lenders shall be permitted on the same terms as the Term Loan Facility.

Waivers and Amendments:	Same as the Term Loan Facility.

Defaulting Lenders:	Same as the Term Loan Facility.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Bridge Lead Arrangers, each Bridge Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against, and hold each harmless from, all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Bridge Facilities, the Borrower’s use of loan proceeds or the commitments, including reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole, unless such losses, claims, damages, liabilities or expenses are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise from the gross negligence, willful misconduct or bad faith of the applicable indemnified person (or any controlling person or controlled affiliate of such indemnified person, the respective directors, officers, or employees of such indemnified person or any of their controlling persons or controlled affiliates and the respective agents of such indemnified person or any of their controlling persons or controlled affiliates acting at the instructions of such indemnified person or a controlling person or such controlled affiliate of such indemnified person), or (ii) to result from a claim brought by the Borrower against an indemnified person for a material breach of such indemnified person’s obligations under the Commitment Letter, the Fee Letters or other Credit Documentation.

Governing Law:	New York.

Expenses:	Same as the Term Loan Facility.

Counsel to Bridge Lead Arranger:	Shearman & Sterling LLP.

Annex I-4

ANNEX II

SUMMARY OF TERMS AND CONDITIONS

TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Borrower:	Amgen Inc. (the “Borrower”).

Guarantors:	None.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Term Lenders (as hereinafter defined) (the “Administrative Agent”).

Syndication Agents:	Barclays Bank PLC and JPMorgan Chase Bank, N.A. will act as syndication agents for the Term Lenders.

Lead Arrangers and Bookrunning Managers:	Subject in all cases to Section 1 of the Commitment Letter, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Barclays Bank PLC (“Barclays”) and J.P. Morgan Securities LLC (“JPMorgan”) will act as joint Lead Arrangers and joint Bookrunning Managers for the Term Loan Facility (in such capacities, the “Term Lead Arrangers”).

Term Lenders:	Bank of America, Barclays, JPMCB, any Additional Initial Term Lenders and, subject to Section 2 of the Commitment Letter, other banks and financial institutions determined by the Term Lead Arrangers in consultation with the Borrower.

Term Loan Facility:	An aggregate principal amount of up to $5.0 billion will be available through a senior unsecured term loan facility. At the election of the Borrower, all or a portion of such term loan facility will be available to the Borrower on the Closing Date, with the remainder, if any, of such term loan facility being available in one additional borrowing on or prior to the 90th day following the Closing Date (such additional borrowing, the “Secondary Term Borrowing”).

Purpose:	The proceeds of the borrowings under the Term Loan Facility, together with other funds available to the Borrower, shall be used (i) to finance in part the Transaction, and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rates:	The interest rates per annum applicable to the Term Loan Facility will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means a percentage per annum to be determined in accordance with the ratings-based pricing grid referred to below.

Annex II-1

The Borrower may select interest periods of one, two, three or six months (or, if agreed to by all the Term Lenders, nine or twelve months or a period of shorter than 1 month) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will be defined and calculated on a basis substantially identical to the Existing Credit Agreement, subject to the Documentation Principles.

During the continuance of a payment default, interest will accrue (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to the outstanding loans and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Senior Credit Facility, and will be payable on demand.

Ratings Pricing Grid:	The Applicable Margin for advances shall be the percentage per annum set forth in the table below opposite the long term senior unsecured, non-credit enhanced debt rating of the Borrower by S&P and Moody’s, in each case after giving effect to the Acquisition (the “Ratings”). In the event of a single-level split between the Ratings, the higher Rating shall apply, and in the event of a multi-level split between the Ratings, the Rating that is the midpoint between the two Ratings, or, if there is no such midpoint, the lower of the middle two Ratings between such Ratings, shall apply. In the event that no Ratings are maintained, the highest pricing in the grid shall apply. The Applicable Margin for Base Rate advances shall be 100 basis points less than the Applicable Margin for LIBOR advances.

	Daily Margin
	TYPE OF ADVANCE
	Base Rate Advance	EURO Rate Advance

≥ A+/A1	0.000%	0.750%
A/A2	0.000%	0.875%
A-/A3	0.000%	1.000%
BBB+/Baa1	0.125%	1.125%
BBB/Baa2	0.375%	1.375%
< BBB/Baa2	0.625%	1.625%

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Annex II-2

Cost and Yield Protection:	The Credit Documentation will contain cost and yield protection provisions that are substantially similar to those contained in the Existing Credit Agreement, subject to the Documentation Principles (including with respect to Dodd-Frank Act and the Basel III Accord).

Maturity:	Five years after the Closing Date.

Scheduled Amortization:	The Term Loan Facility will be subject to quarterly amortization of principal equal to 2.5% of the original aggregate principal amount of the Term Loan Facility, with the balance payable at final maturity.

Optional Prepayments and Commitment Reductions:	The Term Loan Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Term Lenders resulting therefrom pursuant to provisions substantially the same as those contained in the Existing Credit Agreement. Each optional prepayment of the Term Loan Facility shall be applied as directed by the Borrower (or, in the absence of direction from the Borrower, in the direct order of maturity). The unutilized portion of any commitment under the Term Loan Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Conditions Precedent:	Limited to the conditions specified in paragraph 5 of the Commitment Letter and those specified in Annex III to the Commitment Letter. The Secondary Term Borrowing will be subject solely to the condition precedent that no payment or bankruptcy event of default shall have occurred and be continuing as of the date of such borrowing.

Credit Documentation:	The Credit Documentation shall be negotiated in good faith, shall contain terms consistent with the terms set forth in this Term Financing Summary of Terms and, to the extent not provided in this Term Financing Summary of Terms, shall be substantially the same as the Existing Credit Agreement, with such changes to the terms in the Existing Credit Agreement as (i) may be mutually agreed or (ii) as may be required by Bank of America’s policies and practices solely as it relates to its role as Administrative Agent for similarly situated companies. It is understood and agreed that the Credit Documentation shall contain only those payments, conditions to borrowing, representations, warranties, covenants and events of default expressly set forth or referred to in this Term Financing Summary of Terms. The foregoing sentences are referenced herein as the “Documentation Principles”.

Representations and Warranties:	The Credit Documentation will contain representations and warranties that are substantially the same as those set forth in the Existing Credit Agreement, and consistent with the Documentation Principles plus OFAC.

Annex II-3

Affirmative Covenants:	The Credit Documentation will contain affirmative covenants that are substantially the same as those set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Negative Covenants:	The Credit Documentation will contain negative covenants that are substantially the same as those set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Financial Covenant:	Limited to a maximum ratio of Consolidated Total Debt (to be defined, along with all other related defined terms, in a manner substantially the same as the Existing Credit Agreement, consistent with the Documentation Principles, and in any event to exclude for clarity the Term Financing) to Consolidated Capitalization (to be defined along with all other related defined terms, in a manner substantially the same as the Existing Credit Agreement, consistent with the Documentation Principles) of 0.65:1.00.

Events of Default:	The Credit Documentation will contain events of default that are substantially the same as those set forth in the Existing Credit Agreement (including defined terms used therein), and consistent with the Documentation Principles.

Assignments and Participations:	The Credit Documentation will contain assignment and participation provisions that are substantially the same as those contained in the Existing Credit Agreement and consistent with the Documentation Principles.

Waivers and Amendments:	The Credit Documentation will contain amendment and waiver provisions that are substantially the same as those contained in the Existing Credit Agreement and consistent with the Documentation Principles.

Defaulting Lenders:	The Credit Documentation shall include customary “defaulting lender” provisions that are substantially the same as those contained in the Existing Credit Agreement and consistent with the Documentation Principles.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Term Lead Arrangers, each Term Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against, and hold each harmless from, all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Term Loan Facility, the Borrower’s use of loan proceeds or the commitments, including reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole, unless such losses, claims, damages, liabilities or expenses are found by a final,

Annex II-4

non-appealable judgment of a court of competent jurisdiction (i) to arise from the gross negligence, willful misconduct or bad faith of the applicable indemnified person or any of such indemnified person’s officers, directors, employees, agents and advisors, or (ii) to result from a claim brought by the Borrower against an indemnified person for a material breach in bad faith of such indemnified person’s obligations under the Commitment Letter, the Fee Letters or other Credit Documentation.

Governing Law:	New York.

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent associated with the preparation, execution, delivery and administration of the Term Loan Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel, which shall be limited to the counsel identified in clause (b) of this paragraph) and (b) all reasonable and documented out-of-pocket expenses of the Term Lenders (including the reasonable fees, disbursements and other charges of counsel, which shall be limited to one counsel, and if necessary, one local counsel in each appropriate jurisdiction and, solely in the case of a conflict of interest, one special conflicts counsel to all affected indemnified persons, taken as a whole) in connection with the enforcement of the Term Loan Facility.

Counsel to the Administrative Agent:	Shearman & Sterling, LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex II-5

ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

1. The initial extensions of credit under the Term Loan Facility and the funding of the Bridge Loans under the Bridge Facilities will be subject to satisfaction of the following:

(i) The Acquisition shall have been or shall be, substantially simultaneously with the initial borrowing, consummated in accordance with the terms of the Acquisition Agreement without giving effect to any amendments, modifications, supplements, waivers or consents by the Borrower or any of its affiliates thereto that are materially adverse to the interests of the Lenders and not approved by the Lead Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed). It is understood and agreed that (A) any change to the definition of Material Adverse Effect and (B) any reduction in price shall, in each case, be deemed to be materially adverse to the interest of the Lenders; provided that a reduction in the purchase price of ten percent (10%) or less, shall not in and of itself be deemed material as long as the amount of the reduction is applied to reduce the Bridge Facilities and, to the extent that no commitments remain under the Bridge Facilities, the Term Loan Facility. The Lead Arrangers acknowledge and agree that the copy of the Acquisition Agreement delivered to the Lead Arrangers on August 24, 2013 at 12:54 p.m. (including the versions of the exhibits and schedules thereto most recently delivered prior thereto) has been reviewed by and is satisfactory to the Lead Arrangers.

(ii) Since the date of the Acquisition Agreement there shall not have occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement) or any change, event, circumstance or development that is, individually or in the aggregate, reasonably likely to result in a “Material Adverse Effect”.

(iii) The Borrower shall have delivered to the applicable Administrative Agent a certificate as to the financial condition and solvency of the Borrower (on a consolidated basis, after giving effect to the Transaction and the incurrence of indebtedness related thereto), in the form attached as Exhibit A hereto.

(iv) The Borrower shall have delivered to the Administrative Agents customary (A) legal opinions in substantially the form of the legal opinions delivered in connection with the closing under the Existing Credit Agreement, modified to reflect the Term Loan Facility or the Bridge Facilities (as applicable) and the Acquisition, (B) evidence of authority (including the incumbency of officers executing the Credit Documentation), (C) corporate resolutions, (D) good standing certificates, and (E) closing certificates regarding satisfaction of the conditions precedent to funding of the applicable Facility.

(v) The Borrower shall have delivered to the Lead Arrangers: (A) for each of the fiscal years 2010, 2011, and 2012, the audited consolidated balance sheet of each of the Borrower and the Acquired Business as of the end of such fiscal year and related audited consolidated statements of operations, cash flows and shareholders’ equity, (B) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2013 fiscal year, an unaudited balance sheet and related statements of operations and cash flows of each of the Borrower and the Acquired Business for such fiscal quarter and for the elapsed period of the 2013 fiscal year and

Annex III-1

for the comparable periods of the prior fiscal year; and (C) any additional audited and unaudited financial statements for all recent, probable or pending acquisitions by the Borrower or the Acquired Business that would be required to be filed in a Form 8-K if the Borrower or the Acquired Business were a reporting company under the Securities Exchange Act of 1934; provided that the information in this clause (C) shall only be required with respect to the Acquired Business to the extent such information would be necessary for inclusion in a registration statement under the Securities Act relating to the Notes.

(vi) (A) The Lead Arrangers and the Lenders shall have received forecasts in customary form prepared by management of the Companies of balance sheets, income statements and cash flow statements for each year commencing with the first fiscal year following the Closing Date and ending on the third anniversary of the Closing Date and (B) the ratio of (x) consolidated debt for borrowed money of the Borrower and its subsidiaries at the Closing Date after giving effect (excluding for clarity the Term Financing) to the Transaction to (y) total capitalization as set forth in the Pro Forma Financial Statements is not greater than 0.65 :1.0 and, in the case of each of (B) above, the chief financial officer of the Borrower shall have provided the Lenders a written certification to that effect.

(vii) All fees due to the Administrative Agents, the Lead Arrangers and the Lenders pursuant to the Fee Letters and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers pursuant to the Commitment Letter shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facility.

(viii) To the extent requested at least ten days prior to the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act.

2. The initial extensions of credit under the Term Loan Facility will also be subject to satisfaction of the following:

Commitments shall have been received from the Term Lenders (including Commitments of any Additional Initial Term Lenders) for the $3.35 billion of the Term Loan Facility not committed to by the Initial Term Lenders (or, if applicable, such lesser amount equal to $3.35 billion minus the total aggregate amount of Notes).

3. Solely to the extent the Borrower has elected to pursue a Notes offering, the initial extensions of credit under the Bridge B Facility will also be subject to satisfaction of the following:

At least 15 days prior to the Closing Date, the Borrower shall have (A) provided to the Commitment Parties one or more preliminary prospectuses, offering memoranda or private placement memoranda (including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act, and at no time during such 15-day period shall the financial information in such Offering Document have become stale) relating to the Notes (the “Offering Document”), (B) used commercially reasonable efforts to cause the independent registered public accountants of the Borrower and, consistent with its obligations under the Acquisition Agreement, the Acquired Business to render customary “comfort letters” with respect to the financial information in the Offering Document,

Annex III-2

and (C) caused the senior management and other representatives of the Borrower and, in a manner consistent with the Acquisition Agreement, the Acquired Business, to provide access in connection with due diligence investigations and to prepare and participate in a customary “internet road show”.

4. Solely to the extent the Borrower has not elected to pursue a Notes offering, the initial extensions of credit under the Term Loan Facility will also be subject to satisfaction of the following:

At least 15 days prior to the Closing Date, the Borrower shall have provided to the Commitment Parties a customary confidential information memorandum relating to the Term Loan Facility.

Annex III-3

EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

[            ], [        ]

The undersigned, [                    ], the [                    ] of Amgen Inc. (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [            ], [        ] (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each lender from time to time party thereto (collectively, the “Lenders”) and [Bank of America, N.A.], as administrative agent thereunder (in such capacity, the “Administrative Agent”).

As used herein, “Company” means the Borrower.

1. I, [     ], hereby certify that I am the [    ] of the Company and that I am knowledgeable of the financial and accounting matters of the Company, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Company.

2. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

3. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i) the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

Exhibit A-1

(ii) the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii) the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date;

(v) the Company is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and

(vi) the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as [                    ] of the Borrower and not in his individual capacity.

Name:
Title:

Exhibit A-2